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                                                                   EXHIBIT 10.12

                        INDEPENDENT CONSULTING AGREEMENT

      THIS INDEPENDENT CONSULTING AGREEMENT, made as of the "Effective Date", as that term is defined in paragraph 13 hereinbelow, by and between Millennium Cell Inc., a Delaware corporation with its principal place of business located at 1 Industrial Way West, Eatontown, New Jersey 07724 ("the Company"), and Reaction Sciences, Inc., a New Jersey corporation with its principal place of business located at 22 Lambert Johnson Drive, Ocean, New Jersey 07712 ("Independent Consultant").

      WHEREAS, the Company wishes to retain Independent Consultant to perform certain consulting services for the Company on an independent contractor basis pursuant to the terms and conditions set forth herein below, and Independent Consultant wishes to perform certain consulting services for the Company on an independent contractor basis; and

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other and additional consideration, the receipt and legal sufficiency of which are hereby acknowledged by the parties hereto, the parties do hereby agree as follows:

      1. Term and Services. The Company agrees to retain Independent Consultant as an independent contractor to perform such services to the Company as the Company may from time to time reasonably request, and Independent Consultant agrees to be retained in such capacity, on the following terms and conditions:

      (a) Term of Agreement.

      (1) The Company shall retain Independent Consultant under the terms of this Agreement for the period beginning on the Effective Date, as that term is defined in paragraph 13 hereinbelow, and ending on the earliest of the following: (i) September 30, 2002, (ii) the date of death of Steven
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C. Amendola ("Amendola"), Independent Consultant's president, (iii) the date on which Amendola becomes disabled, (iv) the occurrence of bankruptcy or insolvency of either party or of Amendola, (v) the date on which Amendola ceases to own at least seventy-five percent of the outstanding shares of Independent Consultant,
(vi) the date on which Amendola ceases to be an employee of Independent Consultant, or (vi) the date on which this Agreement is otherwise terminated pursuant to the provisions of paragraph 12 hereinbelow. For purposes of this Agreement, Amendola shall become "disabled" when he is unable by reason of injury, sickness, or disease (requiring regular treatment by a physician) to perform any duty required of Independent Consultant pursuant to this Agreement.

      (2) Independent Consultant agrees and acknowledges that the Company has no obligation to renew this Agreement, and that Independent Consultant is not entitled to a renewal of this Agreement, following the expiration of this Agreement on September 30, 2002 or following the termination of this Agreement for any reason.

      (b) Scope of Services. During the term of this Agreement, Independent Consultant shall render to the Company, as an independent contractor, consulting services related to the Company's Business, as that term is defined in paragraph 9(a) hereinbelow, including, without limitation, (i) providing scientific and technological consulting services and engineering design and prototype services to designated employees of the Company, to customers, suppliers and/or business associates of the Company, (ii) training employees, customers, suppliers and/or business associates of the Company with regard to the design and use of alternative energy devices and systems, (iii) providing technical guidance to laboratory, process demonstration units, pilot plant, and manufacturing programs conducted in the Company's facilities or other facilities designated by the Company, and


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(iv) assisting the Company in connection with any and all issues and/or potential and actual disputes concerning the Company's rights to and interest in its intellectual property and concerning actual or potential claims of other persons or entities to the Company's intellectual property rights (the "Services"). The Services that the Company assigns to Independent Consultant and that Independent Consultant performs for the Company pursuant to this Agreement shall be described in a logbook or similar document created jointly by the parties and maintained by the Company's Vice President -- Product Development (the "Company Logbook"). Independent Consultant shall approve each such description of the Services by causing its president to affix his or her signature in the Company Logbook directly below such description.

      (c) Employment of Assistants. Independent Consultant may, at Independent Consultant's own expense, employ such assistants as Independent Consultant deems necessary to perform the Services. Independent Consultant assumes full and sole responsibility for the payment of all compensation and expenses of these assistants and for all federal, state and local income taxes, unemployment insurance, workers' compensation insurance, disability insurance, social security taxes, and other applicable withholdings.

      (d) Time and Place of Providing Services.

      (i) Independent Consultant shall devote eight hours per week to its performance of the Services. Subject to the foregoing, as long as Independent Consultant delivers acceptable Services to the Company in a timely fashion, Independent Consultant shall generally have the discretion to determine the times of rendering the Services as well as the method of accomplishing Independent Consultant's Services, provided however, that the Company and Independent Consultant shall endeavor to schedule Independent Consultant's performance of the Services such that Independent

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Consultant may perform all of said eight hours per week during a single day.
Unless specifically requested in advance by the Company, Independent Consultant shall perform the Services in locations other than the Company's premises.

      (ii) Independent Consultant shall devote additional hours to the performance of the Services pursuant to written authorization from the Company's Vice President - Product Development. The Company's Vice President - Product Development shall not authorize Independent Consultant to provide any Services in excess of eight hours per week unless and until Independent Consultant has previously submitted a written proposal, not to exceed five typewritten pages, to the Company's Vice President - Product Development, describing the additional Services that Independent Consultant wishes to provide to the Company. The decision whether to authorize Independent Consultant to perform Services in excess of eight hours per week shall be within the sole discretion of the Company.

      (e) Records and Reports. Independent Consultant shall keep complete and systematic written records of all work relating to the performance of Services by Independent Consultant hereunder and shall submit monthly invoices to the Company for all Services rendered under this Agreement in accordance with paragraph 3 hereinbelow.

      (f) Equipment, Documentation and Specifications. Independent Consultant shall supply all equipment and instruments required to perform the Services under this Agreement, except when such equipment or supplies are unique and available to the Company in which case the Company shall provide Independent Consultant with such equipment, instruments, documentation and specifications as may reasonably be required by Independent Consultant for performance by Independent Consultant of the Services set forth herein. Any equipment, instruments, documentation

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and specifications so provided to the Independent Consultant shall at all times remain the property of the Company.

      2. Conflicting Obligations. Subject to paragraphs 8, 9 and 10 hereinbelow, Independent Consultant may, during the term of this Agreement, engage in other businesses and perform services for its own account; provided however, that Independent Consultant shall not engage in such businesses or perform such services in such manner, or at such times, as may interfere with its obligation to render the Services or perform its other obligations to the Company under this Agreement, including, without limitation, its obligations under paragraphs 8, 9 or 10 hereinbelow. Independent Consultant confirms that Independent Consultant and its employees have not executed nor are they bound by, or party to, any non-compete covenant, restriction, or other agreement, contractual or otherwise, with any prior or current employer, supplier, customer or firm with which Independent Consultant or its employees have been associated or which would prevent Independent Consultant or its employees from working with the Company in the capacity as stated herein, or otherwise impede or restrict the fulfillment of the terms of this Agreement with the Company.

      3. Compensation. In consideration of Independent Consultant's performance of the Services, the Company shall compensate Independent Consultant at the rate of $125.00 per hour, payable monthly in arrears on the fifteen (15th) day of the month following the month in which Independent Consultant provided the Services, provided that Independent Consultant has previously submitted an invoice in form and substance acceptable to the Company for such Services on or before the last day of the month during which Independent Consultant provided the Services (the "Monthly Consulting Fee"). Said invoices shall provide a detailed, typewritten description, in "log" form, of the Services performed during each hour or portion thereof, which description shall

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correspond to the actual time incurred in performing said Services. To the extent that any such description of the Services relates to meetings or conference attended by Independent Consultant or any of its employees, with respect to each such meeting or conference, said description shall identify (i) all attendees, (ii) its date, time and duration, (iii) its location and (iv) the matters discussed or covered.

      4. Relationship Of The Parties. Independent Consultant is, and is intended to be, an independent contractor with respect to the Services to be performed by Independent Consultant pursuant to this Agreement, and not an employee, agent, representative, joint venturer or partner of the Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing (and the parties hereto acknowledge the fact that) the relationship of employer and employee between Company on the one hand and Independent Consultant or any employees or agents of Independent Consultant on the other hand, for all purposes, including, without limitation, for state or federal tax purposes. Independent Consultant is obligated to report as income all income received by Independent Consultant pursuant to this Agreement, and Independent Consultant agrees to and acknowledges the obligation to pay all employment and other taxes thereon, including applicable federal, state and local income taxes (as well as penalties, interest or other assessments of any taxing authority), unemployment insurance, workers' compensation insurance, disability insurance, social security taxes, FICA, FUTA and other charges. Independent Consultant further agrees to indemnify the Company and hold the Company harmless from any and all claims made by any entity on account of an alleged failure by Independent Consultant to satisfy such withholding or other obligation. Independent Consultant agrees that any sums paid pursuant to this Agreement shall, for purposes of federal, state, and local income taxes, be treated as compensation for the performance of services

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rendered as an independent contractor and required to be performed by
Independent Consultant under this Agreement, and that neither Independent Consultant nor its successors shall take any position inconsistent with such treatment. Independent Consultant acknowledges and agrees that the Company shall not provide retirement benefits, health insurance or any other fringe benefits to Independent Consultant or to Independent Consultant's employees. It is understood and agreed that this Agreement is not intended to, and shall not, constitute any authority for Independent Consultant or any of its employees to act in any manner as the Company's agent for any purpose whatsoever.

      5. Right To Control Consulting Services. Other than as set forth below, the Company shall have no right to direct or control the manner in which Independent Consultant or any of its employees, including, without limitation, Amendola, performs the Services under this Agreement. To the extent not inconsistent with the terms set forth herein, the manner in which Independent Consultant and its employees render Services to the Company pursuant to this Agreement shall be within Independent Consultant's sole control and discretion.

      6. Expenses. All administrative and entertainment expenses incurred by Independent Consultant and its employees in the performance of Services pursuant to this Agreement shall be the sole responsibility of Independent Consultant, and the Company's only expense shall be the payment of the amounts specified in paragraph 3 hereinabove. Notwithstanding anything to the contrary in this paragraph 6, Independent Consultant shall be entitled to reimbursement for reasonable travel, lodging or other out-of-pocket expenses incurred by it and its employees in connection with the performance of the Services under this Agreement, provided that, Independent Consultant and its employees obtain prior approval in writing from the Company's President or Vice President - Finance and Administration for any and all such anticipated expenses. Independent Consultant shall

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not be entitled to reimbursement for any such expenses without submission to the
Company of any and all appropriate invoices and/or receipts evidencing in a form satisfactory to the Company that Independent Consultant or its employees, in fact, incurred such expenses.

      7. Qualification For Position. Independent Contractor represents and warrants that it and all of its employees possess the necessary skill, training and experience to perform the Services under this Agreement in a professional and competent manner. Independent Consultant also represents and warrants that the Services to be performed by Independent Consultant hereunder shall be performed in a professional and workmanlike manner in conformity with this Agreement.

      8. Confidential Information.

      (a) Independent Consultant expressly acknowledges that, in the performance of its Services under this Agreement, Independent Consultant and its employees will be exposed to the trade secrets, business and/or financial secrets and confidential and proprietary information of the Company, its predecessors its affiliates, its joint venturers and/or its clients or customers ("Confidential Information"). The term "Confidential Information" means, without limitation, information or material that has actual or potential commercial value to the Company, its affiliates, its joint venturers and/or its clients or customers and is not generally known to and is not readily ascertainable by proper means to persons outside the Company, its affiliates, its joint venturers and/or its clients or customers. Except as authorized in writing by the Company's President, during the term of this Agreement, and following the term of this Agreement until such time as any such Confidential Information becomes generally known to and readily ascertainable by proper means to persons outside the Company, its affiliates, its joint venturers and/or its clients or customers, Independent Consultant and its employees agree to keep strictly confidential and not use for personal

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benefit or the benefit to any other person or entity (other than the Company)
the Confidential Information of the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers, whether or not prepared or developed by Independent Consultant or its employees. Confidential Information includes, without limitation, the following, whether or not expressed in a document or medium, regardless of the form in which it is communicated, and whether or not marked "trade secret" or "confidential" or any similar legend:
(a) lists of and/or information concerning customers, clients, suppliers, employees, consultants, and/or co-venturers of the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers, or any such prospective customers, clients, suppliers, employees, consultants and co-venturers, (b) information submitted by customers, clients, suppliers, employees, consultants and/ or co-venturers of the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers, (c) information concerning the business or prospective business of the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers, including, without limitation, cost information, technical information, profits, sales information, prices, accounting, unpublished financial information, business plans or proposals, markets and marketing methods, advertising and marketing strategies, administrative procedures and manuals, the terms and conditions of the Company's contracts and trademarks and patents under consideration, distribution channels, franchises, investors, sponsors and advertisers, (d) information concerning products and services of the Company, its predecessors, its affiliates, its joint venturers and/or its customers or clients, including, without limitation, product data and specifications, diagrams, flow charts, know how, processes, designs, formulae, inventions, patents, manufacture, actual or proposed applications, and product development, (e) lists of and/or information concerning applicants, candidates or other

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prospects for employment, independent contractor or consultant positions at or with the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers, or any actual or prospective customer of the Company, its predecessors, its affiliates and/or its joint venturers, (f) any and all confidential processes, inventions or methods of conducting business of the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers, (g) any and all versions of proprietary computer software (including source and object code), hardware, firmware, code, discs, tapes, data listings and documentation of the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers, (h) any other information disclosed to Independent Consultant or its employees by, or which Independent Consultant or its employees obtained under a duty of confidence from, the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers, and (i) all other information not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the business or prospects of the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers. The determination of what constitutes Confidential Information is within the sole discretion of the Company.

      (b) Independent Consultant shall require all of its employees, including, without limitation, Amendola, as a condition of employment with Independent Consultant, to sign a Confidentiality, Non- Competition and Ownership of Inventions Agreement in the form annexed hereto as Exhibit A. Independent Consultant shall not assign any Services in connection with this Agreement or disclose any Confidential Information to any of its employees, including, without limitation, Amendola, prior to the delivery to the Company of such an executed Confidentiality, Non-Competition and Ownership of Inventions Agreement, and represents and warrants that, prior

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to the assignment of any Services in connection with this Agreement or disclosure of any Confidential Information to any of its employees, including, without limitation, Amendola, Independent Consultant shall have obtained from each such employee and delivered to the Company an executed Confidentiality, Non-Competition and Ownership of Inventions Agreement in the form annexed hereto as Exhibit A. Independent Consultant further agrees to inform such employees or authorized representatives of the confidential nature of Confidential Information and agrees to take all necessary steps to ensure that the terms of this Agreement and of the Confidentiality, Non-Competition and Ownership of Inventions Agreement annexed hereto as Exhibit A are not violated by them.

      (c) Independent Consultant acknowledges that Confidential Information or other information disclosed in connection with Independent Consultant's Services under this Agreement may be considered technical data that is subject to compliance with the export control laws and regulations of the United States, and hereby agrees to comply with such laws.

      (d) Upon termination of this Agreement or upon request by the Company, Independent Consultant shall deliver forthwith to the Company any and all originals and copies of Confidential Information and Company property in its and its employees' possession, custody or control. Independent Consultant shall require all of its employees to execute and deliver to the Company the Termination Certification attached hereto as Exhibit B.

      9. Ownership of Inventions.

      (a) Independent Consultant acknowledges that, in connection with the Services provided by Independent Consultant and its employees under this Agreement, Independent Consultant and its employees, may create, conceive of, make, prepare, work on or contribute to the creation of, or may

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be asked by the Company, its affiliates, its joint venturers or its actual or potential customers or clients to create, conceive of, make, prepare, work on or contribute to the creation of, without limitation, lists, business diaries, business address books, documentation, ideas, concepts, inventions, designs, works of authorship, computer programs, audio/visual works, developments, proposals, works for hire or other materials ("Contracted Inventions"). To the extent that any Contracted Inventions relate or were related to the actual or reasonably anticipated business of the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers, or fall or fell within, or are or were suggested by, or result or resulted from any tasks to be performed by Independent Consultant or its employees under this Agreement for or on behalf of the Company, its predecessors, its affiliates, its joint venturers and/or its clients or customers (the "Company's Business"), in accordance with the terms hereof, Independent Consultant expressly acknowledges that all of the activities and efforts of Independent Consultant and its employees relating to any Contracted Inventions, whether or not performed during the regular business hours of either the Company, Independent Consultant or its employees, are within the scope of Independent Consultant's scope of Services under this Agreement, and that the Company owns all right, title and interest in and to all Contracted Inventions, including, to the extent that they exist, all intellectual property rights thereto, including, without limitation, copyrights, patents and trademarks in and to all Contracted Inventions. Independent Consultant also acknowledges and agrees that the Company owns and is entitled to sole ownership of all rights and proceeds to all Contracted Inventions. For purposes of this Agreement, the term "Company's Business" shall mean the development, licensing, sale or distribution of technology, devices or systems related to alternative energy chemistry.

      (b) Independent Consultant expressly agrees to assign to the Company, and hereby


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assigns to the Company, all right, title and interest in and to all Contracted
Inventions, including, to the extent they exist, all intellectual property rights thereto, including, without limitation, copyrights, patents and trademarks in and to all Contracted Inventions.

      (c) Independent Consultant agrees to disclose any such Contracted Inventions promptly to the Company, in writing, and to no other person or entity. Independent Consultant further agrees to execute promptly, at the Company's request, specific written assignments of any right, title and interest in any Contracted Inventions and do anything else reasonably necessary to enable the Company to secure or obtain a copyright, patent, trademark or other form of protection in or for any Contracted Invention in the United States or other countries. Independent Consultant further agrees that the Company is not required to secure Independent Consultant's or its employees' permission to change or otherwise alter any Contracted Invention.

      (d) Independent Consultant acknowledges that all rights, waivers, releases and/or assignments granted herein and made by Independent Consultant and/or its employees are freely assignable by the Company and are made for the benefit of the Company and its affiliates, subsidiaries, licensees, successors and assigns.

      (e) Independent Consultant agrees to waive, and hereby does waive, for the benefit of all persons, including its employees, any and all right, title and interest in the nature of "moral rights" or "droit moral" granted to Independent Consultant or its employees in any country in the world in connection with any Contracted Inventions related to the Company's Business.

      (f) Independent Consultant agrees that, if, in the course of performing the Services, Independent Consultant or any of its employees incorporates into any Contracted Invention any invention, improvement, development, concept, discovery or other proprietary information owned


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by Independent Consultant or any of its employees or in which Independent
Consultant or any of its employees has an interest, (i) Independent Consultant shall inform the Company, in writing, before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any invention, and (ii) the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such invention. Independent Consultant shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any invention without the Company's prior written permission.

      10. Non-Competition.

      (a) Independent Consultant hereby agrees and covenants to be bound by the provisions of the non-competition restrictions set forth hereinbelow. Independent Consultant acknowledges and agrees that, in consideration of the non-competition restrictions set forth herein, the Company shall provide to Independent Consultant and its employees, upon Independent Consultant's execution of this Agreement and its employees' (including, without limitation, Amendola's) execution of a Confidentiality, Non-Competition and Ownership of Inventions Agreement in the form annexed hereto as Exhibit A, the Confidential Information of the Company, its predecessors, its affiliates, its joint


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venturers and/or its clients and customers. Independent Consultant agrees and acknowledges that the Confidential Information of the Company, its predecessors, its affiliates, its joint venturers and/or its clients and customers that Independent Consultant and its employees (including, without limitation, Amendola) received prior to entering this Agreement and will receive in connection with performing the Services under this Agreement is valuable to the Company, its affiliates, its joint venturers and/or its clients or customers, and that the protection and maintenance of such Confidential Information constitutes a legitimate business interest of the Company, its affiliates, its joint venturers and/or its clients or customers to be protected by the non-competition restrictions set forth hereinbelow. Independent Consultant agrees and acknowledges that the non-competition restrictions set forth hereinbelow are reasonable and necessary and do not impose undue hardship or burdens on Independent Consultant or its employees. Independent Consultant also acknowledges and agrees that the Company's Business, as that term is defined in paragraph 9(a) hereinabove, is or is intended to be conducted, developed, provided, licensed and/or distributed to customers and clients throughout the world ("the Geographic Boundary"), that the Geographic Boundary, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth hereinbelow are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates, its joint venturers and/or its clients or customers.

      (b) Independent Consultant hereby agrees and covenants that Independent Consultant and its employees shall not, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, employee of consultant, independent contractor, principal, partner, shareholder, officer, director or any other individual or representative capacity or whether on Independent Consultant's own behalf or on behalf of any other person or entity or otherwise howsoever, during the term of this Agreement and for a period of twelve (12) months after the expiration or termination of this Agreement, in the Geographic Boundary:

      (1) Engage, own, manage, operate, control, be employed by, participate in, provide consulting services to, or be connected in any manner with the ownership, management, operation


                                      -15-
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or control of any business in competition with the Company's Business, as that term is defined in paragraph 9(a) hereinabove ("Competitive Activity") and to the extent that such Competitive Activity is described in the Company Logbook, provided however, that nothing in this paragraph 10(b)(1) shall be construed to preclude Independent Consultant from making any investments in the securities of any competing enterprise, whether or not engaged in direct or indirect competition with the Company, its affiliates, its joint venturers and/or its clients or customers, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign exchange and represent, at the time of acquisition, not more than three (3) percent of the aggregate voting power of such business enterprise..

      (2) Directly or indirectly, recruit, induce, divert or solicit, or attempt to recruit, induce, divert or solicit, any employee, consultant or independent contractor of the Company, its affiliates and/or its joint venturers to leave the employment or other relationship thereof, whether or not any such employee, consultant or independent contractor is party to an employment or consulting agreement.

      (3) Directly or indirectly, contact, call on, induce, divert or solicit any customer or client of the Company, its affiliates and/or its joint venturers, or any business enjoyed by or solicited from clients or customers of the Company, its affiliates and/or its joint venturers, with whom or with which Independent Consultant or any of its employees was involved or had a relationship during the term of this Agreement or during its, his or her employment with the Company or any of its predecessors, for any purpose or reason relating to the Company's Business.

      11. Injunctive Relief. Notwithstanding paragraph 16(f) hereinabove, Independent Consultant acknowledges that any breach of paragraphs 8, 9 or 10 hereinabove would constitute a


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material breach of this Agreement and will cause great or irreparable injury to the Company for which pecuniary compensation would not afford adequate relief, or it would be extremely difficult to ascertain the amount of the compensation which would afford adequate relief. Therefore, in the event of an actual or threatened breach of paragraphs 8, 9 or 10 of this Agreement, Independent Consultant agrees that the Company has the right to seek and obtain equitable relief, including injunctive relief and specific performance, in addition to any other rights and remedies it may have. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available for such actual or threatened breach, including the recovery of damages. For purposes of this paragraph 11, any proceeding brought by the Company pursuant to this paragraph 11 shall be brought exclusively in the federal or state courts located in the State of New York, and the parties hereby expressly represent and agree that they are subject to the personal jurisdiction of said courts, and each of the parties hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to such dispute and waives, to the fullest extent permitted by law, any objection which it may now or hereafter have that the laying of the venue of any legal proceedings related to such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum.

      12. Termination.

      (a) The term of this Agreement shall be as set forth in paragraph 1(a)(1).

      (b) Notwithstanding paragraph 12(a) hereinabove, both the Company and/or Independent Consultant may terminate this Agreement as of any date without "Cause" upon 90 days prior written notice.

      (c) Notwithstanding paragraph 12(a) hereinabove, either party may terminate this Agreement for "Cause", upon written notice to the other party, effective immediately upon receipt of said written notice. For purposes of this Agreement, "Cause" shall mean: (i) the unsatisfactory performance or non-performance of Services under this Agreement by Independent Consultant or any of its employees, (ii) a material breach of this Agreement by Independent Consultant or any of its employees,
(iii) a material breach of any of Independent Consultant's employees of his or her Confidentiality, Non-Competition and Ownership of Inventions Agreement, (iv) a change in the Company's business direction, or (v) a material breach of this Agreement by the Company, including, without limitation, the Company's failure to pay the Monthly Consulting Fee in accordance with paragraph 3 hereinabove.

      (d) In the event that (i) this Agreement terminates by reason of Amendola's death or disability, or by reason of the bankruptcy or insolvency of either party or of Amendola, or by reason that Amendola ceases to own at least seventy-five percent of the outstanding shares of Independent Consultant, or by reason that Amendola ceases to be an employee of Independent Consultant, (ii) the Company terminates this Agreement for "Cause," as that term is defined in paragraph 12(c) hereinabove, or (iii) Independent Consultant terminates this Agreement without "Cause", the obligations of each party hereunder (other than Independent Consultant's and its employees' obligations under paragraphs 8, 9 and 10 hereinabove, which shall survive the termination of this Agreement, and the Company's obligations under paragraph 3 hereinabove to pay compensation earned through the date of termination), shall cease as of the date of such termination.

      (e) In the event that the Company terminates this Agreement without "Cause," (i) Independent Consultant shall be entitled, at its option, to payment of a pro-rata portion of the annualized Monthly Consulting Fee, either in a lump sum or monthly in accordance with paragraph 3 hereinabove, for the lesser of (x) a 90-day period in lieu of 90 days' notice, or (y) the remaining term of this Agreement, and (ii) Independent Consultant's obligations under paragraph 10 hereinabove shall terminate as of the effective date of such termination.

      (f) Independent Consultant and its employees shall have no right to any other or further payments or compensation under the terms of this Agreement other than that set forth in this Agreement.

      (g) Subject to paragraph 12(e) hereinabove, Independent Consultant agrees that all obligations under paragraphs 8, 9 and 10 of this Agreement shall continue in effect after termination of the Agreement, and that Independent Consultant and its employees will notify all future clients, potential clients, future employers and/or employers that Independent Consultant and its employees remain subject to and bound by confidentiality obligations, ownership of inventions agreements, and non-competition agreements. In the event that the Company receives an inquiry from any such client, potential client, employer and/or future employer of Independent Consultant or any of its employees, the Company shall be entitled to communicate the substance of Independent Consultant's and Independent Consultant's employees' obligations to any such person or entity.

      13. Effective Date. This Agreement shall become effective on the "Effective Date", as that term is defined in para. 23 of that certain Separation Agreement and Release In Full between Amendola and the Company dated as of "the Effective Date" of said Separation Agreement and Release In Full (the "Separation Agreement") (which Separation Agreement shall be executed simultaneously with this Agreement), retroactive to October 1, 2001. The following are conditions precedent to the effectiveness of this Agreement: (a) Amendola's execution and delivery to the Company of the Separation Agreement,
(b) Amendola's non-revocation of the Separation Agreement pursuant to the provisions of paragraph 14(f) thereof or in any other manner, and (c) Amendola's execution and delivery to the Company of a Confidentiality, Non-Competition and Ownership of Inventions Agreement in the form annexed hereto as Exhibit A.

      14. Representations and Warranties of Independent Consultant. Independent Consultant represents and warrants that it is a corporation organized and in good standing under the laws of the State of New Jersey; that the actions taken by Independent Consultant in entering into this Agreement and the performance by Independent Consultant under this Agreement, have been duly authorized; that the Agreement is enforceable against Independent Consultant in accordance with its terms; and that neither the execution of this Agreement, nor the performance of this Agreement by Independent Consultant will violate the terms of any law applicable to Independent Consultant. Independent Consultant further represents and warrants that it has complied with, and is in compliance with, all applicable federal, state, and local laws regarding business permits and licenses that may be required to carry out Services to be performed under this Agreement. Independent Consultant shall comply with all applicable laws or rules of any public authority having jurisdiction in performing Independent Consultant's Services under this Agreement. Independent Consultant shall also observe the Company's rules and regulations with respect to conduct and the safety and protection of persons and property while on Company premises.

      15. No Delegation or Assignment. Independent Consultant's and its employees' obligations under this Agreement may not be delegated, and Independent Consultant and its employees may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any rights hereunder, and any attempted delegation or disposition shall be null and void and without effect.

      16. General Provisions.

      (a) Assignment; Binding Effect. This Agreement shall inure to the benefit of and be binding upon any successor to all, or substantially all, of the business or assets of the Company.

      (b) Modification; Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective unless approved in writing by both parties. The failure of either party at any time to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision hereof in accordance with its terms.

      (c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      (d) Entire Agreement. This Agreement (and the exhibits hereto) and the Separation Agreement are complete and set forth the entire understanding of the parties regarding the subject matter thereof. All existing agreements, contracts, or understandings between the parties hereto, whether oral or written, relating to the subject matter of this Agreement, are hereby superseded and rendered invalid by this Agreement, provided that, for as long as Amendola shall remain a member of the board of directors of the Company, all policies and procedures of the Company applicable to directors shall remain applicable to him.

      (e) Choice of Law. All questions concerning the construction, validity, interpretation and enforcement of this Agreement shall be governed by the internal laws of the State of New York without regard to its conflicts of laws principles.

      (f) Forum Selection and Jurisdiction. Subject to paragraph 11 hereinabove, any and all disputes or controversies arising out of or relating to this Agreement, including, without limitation, disputes or controversies concerning the construction, interpretation, breach or enforcement of this Agreement, shall be settled by final and binding arbitration to be held in the State of New York in accordance with the commercial rules then in effect of the American Arbitration Association or any successor thereto. The decision of the arbitrator(s) will be final, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction, and the parties irrevocably consent to the exclusive jurisdiction of the federal and state courts located in, State of New York for this purpose, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any legal or equitable proceedings related to such dispute and waives, to the fullest extent permitted by law, any objection which it may now or hereafter have that the laying of the venue of any legal proceedings related to such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum.

      (g) WHEREAS Clauses. The "WHEREAS" recitals are an integral part of this Agreement, and are therefore incorporated herein as a part of this Agreement.

      (h) Execution in Counterparts. This Agreement may be executed in counterparts, each of which together constitute on and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement, at Eatontown, New Jersey, on the day and year first above written.

REACTION SCIENCES, INC.                    MILLENNIUM CELL INC.

    /s/ Steven C. Amendola              /s/ Stephen S. Tang
By: -------------------------      By: ---------------------------------
    Name: Steven C. Amendola                   Name: Stephen S. Tang
    Title: President                           Title: President

Date: December 11, 2001            Date: December 11, 2001

                                    EXHIBIT A

                      CONFIDENTIALITY, NON-COMPETITION AND
                        OWNERSHIP OF INVENTIONS AGREEMENT

                                    EXHIBIT B

                              MILLENNIUM CELL INC.
           CERTIFICATION OF RETURN OF COMPANY PROPERTY AND INFORMATION

This is to certify that I do not have in my possession, nor have I failed to return, any Confidential Information, as that term is defined in paragraph 1(a) of that certain Confidentiality, Non-Competition and Ownership of Inventions Agreement dated as of _________, 200_ between Millennium Cell Inc. and me ("the Agreement"), including, without limitation, devices, records, software, data, notes, reports, proposals, lists, and sources of customers, lists of employees, proposals to customers, drafts of proposals, business plans and projections, reports, job notes, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items. I further certify that I have complied with all terms of the Agreement, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others) covered by the Agreement. I further agree that, in compliance with the Agreement, I will preserve as confidential, the Confidential Information, as that term is defined in paragraph 1(a) of the Agreement.

Date: _______________________________   [NAME]

                                        _______________________________
                                        Signature


                                      -24-